Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 10/16/08 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Third Quarter, 2008 Results

WISCONSIN RAPIDS, WI — October 16, 2008 — Renaissance Learning®, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced financial results for the quarter ended September 30, 2008.  Revenues for the third quarter of 2008 were $28.2 million, an increase of 9.3% from third quarter 2007 revenues of $25.8 million. Net income increased 88.0% for the third quarter of 2008 to $2.6 million, or $.09 per share, compared to net income of $1.4 million, or $.05 per share, for the third quarter last year.

Revenues for the nine-month period ended September 30, 2008 were $85.6 million, up 7.5% from 2007 revenues of $79.7 million. Net income was $8.5 million for the nine-month period ended September 30, 2008, up 75.3% from the prior year’s net income of $4.9 million. Earnings per share for the nine months of 2008 were $.30 compared to $.17 in the first nine months of 2007.

“Despite some challenging economic conditions, our results were positive in this seasonally important third quarter,” commented Terrance D. Paul, Chief Executive Officer. “Orders excluding laptops increased 18.3%, our largest quarterly increase since early 2002, deferred revenue increased a record $12.1 million, and our operating cash flow was a near-record $13 million.”

Laptop orders declined 2.2% in the quarter compared to third quarter last year.  “Our laptop line tends to be more discretionary than our reading and math software solutions and did not fare as well under the current economic pressures,” continued Paul. “However, we have reduced prices on laptops, passing on cost reductions achieved over the last two years, and are introducing several new features that we expect to accelerate laptop growth.”

“The success we are having reinforces our confidence in our business model,” added Paul. “Accelerated Reader Enterprise customer schools grew by over 2,000 in the quarter to over 15,000 schools having adopted the product.  Annual revenue from Accelerated Reader Enterprise schools is substantially higher after upgrading from previous versions of the product. With just 24% of our reading schools having upgraded to Enterprise, we believe we have significant growth potential. Although the economic situation is producing pressure on our business, we believe that we remain well positioned to achieve solid growth in the future.”

Renaissance Learning added approximately 700 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that are actively using the Company’s products to over 75,000. Of these, over 63,000 are using the Company’s reading products, over 30,000 are using the Company’s math products, and over 27,000 are using at least one product running on the Renaissance Place platform.

The Company will hold a conference call at 4:00 p.m. CDT today to discuss its financial results, quarterly highlights and business outlook. The teleconference may be accessed in listen-only mode by dialing 888-427-9419, ID number 2274989 at 4:00 p.m. CDT.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on October 16, 2008 at 8:00 p.m. through October 23, 2008 at 11:59 p.m. The replay dial-in is 888-203-1112. The conference ID number to access the replay is 2274989.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 75,000 North American schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, growth prospects and management’s expectations regarding orders and financial results for 2008 and future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of AR and AM Enterprise and laptop orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s strategic growth plan, dependence on educational institutions and government funding, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Net sales:
Products	$19,439	$18,674	$63,532	$62,581
Services	8,761	7,135	22,100	17,093
Total net sales	28,200	25,809	85,632	79,674

Cost of sales:
Products	3,176	3,539	11,175	11,732
Services	3,664	3,301	9,993	8,612
Total cost of sales	6,840	6,840	21,168	20,344

Gross profit	21,360	18,969	64,464	59,330

Operating expenses:
Product development	4,521	4,410	12,822	14,111
Selling and marketing	8,953	8,852	27,230	27,093
General and administrative	4,226	3,809	11,783	11,263

Total operating expenses	17,700	17,071	51,835	52,467

Operating income	3,660	1,898	12,629	6,863

Other income (expense), net	275	290	616	916

Income before income taxes	3,935	2,188	13,245	7,779

Income taxes	1,365	821	4,722	2,917

Net Income	$2,570	$1,367	$8,523	$4,862

Income per share:
Basic	$0.09	$0.05	$0.30	$0.17
Diluted	$0.09	$0.05	$0.30	$0.17

Weighted average shares outstanding:
Basic	28,753,253	28,750,945	28,761,784	28,806,086
Diluted	28,821,172	28,777,355	28,842,829	28,833,850

RENAISSANCE LEARNING®, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	September 30,	December 31,
	2008	2007

ASSETS:
Current assets:
Cash and cash equivalents	$23,939	$7,337
Investment securities	5,767	8,136
Accounts receivable, net	16,547	8,791
Inventories	5,646	6,273
Prepaid expenses	2,402	2,197
Income taxes receivable	2,853	1,450
Deferred tax asset	4,405	4,406
Other current assets	171	300
Total current assets	61,730	38,890

Investment securities	5,197	8,982
Property, plant and equipment, net	9,134	10,578
Goodwill	47,233	47,065
Other non-current assets	7,093	7,785

Total assets	$130,387	$113,300

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,184	$2,011
Deferred revenue	48,567	35,675
Payroll and employee benefits	4,701	4,184
Other current liabilities	4,306	3,563
Total current liabilities	59,758	45,433

Deferred revenue	2,935	2,707
Deferred compensation and other employee benefits	1,501	1,933
Income taxes payable	4,614	5,104
Other non-current liabilities	199	136
Total liabilities	69,007	55,313

Total shareholders' equity	61,380	57,987

Total liabilities and shareholders' equity	$130,387	$113,300